Exhibit 99.3

CONSENT OF PERSON NAMED TO BECOME DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Captivision Inc., a Cayman Islands exempted company limited by shares (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person named to become a director of the Company upon the Closing (as such term is defined in the Business Combination Agreement, dated March 2, 2023, as amended, by and among the Company, GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea, Jaguar Global Growth Corporation I (“JGGC”), a Cayman Islands exempted company and Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea and wholly owned indirect subsidiary of JGGC), and to the filing of this consent as an exhibit to the Registration Statement.

Date: August 25, 2023

/s/ Michael B. Berman
Name:	Michael B. Berman